Exhibit 99.1

            First Investors Reports Increased First Quarter Earnings

    HOUSTON, Sept. 10 /PRNewswire-FirstCall/ -- First Investors Financial Services (Nasdaq: FIFS) has reported net income of $220,079 or $0.04 per share for the first quarter ended July 31, 2003 of the 2004 fiscal year. This compares to the $143,693 or $0.03 per share reported for the three months
ended July 31, 2002.   The Company benefited from increased interest income
associated with growth in its portfolio of receivables held for investment, an increase in unrealized gains on interest rate derivatives, slightly higher effective yields and increased servicing revenue associated with the previously announced addition of an additional $300 million in managed assets during March. These benefits offset an increase in provision expense during the quarter associated with higher net charge-offs. First Investors' earnings per share also benefited from reduction in the number of average shares outstanding related to 21,000 shares of stock repurchased by the Company in July at an average price of $4.03 per share.

    For the quarter, First Investors' portfolio of receivables held for investment, net increased to $232.2 million as compared to $229.0 million at April 30, 2003. For the quarter, the Company reported $28.1 million in new loan originations compared to $23.5 million in the prior year period. Net interest income increased 7.5% over the prior period as growth in the Company's receivables portfolio was enhanced by an increase in net interest spread to 10.7% in the current quarter compared to 10.0% in the prior year period due to declining market interest rates which lowered the Company's average cost of debt and offset a decline in effective yields. Total operating expenses increased 36.8% period over period as a result of a 185% increase in the managed portfolio which totaled $618.4 million as of July 31, 2003. The dollar delinquency rate declined from 3.7% to 3.4%. The annualized charge-off rate increased from 4.5% to 5.9% over the same periods reflecting continued economic weakness which has increased repossession rate and charge-off rates and lowered recovery rates from the sale of repossessed collateral.

    Tommy A. Moore, Jr., President and CEO, stated that, "We continue to experience excellent delinquency rates despite the challenging economic environment though our net charge-offs have increased year-over-year. We believe this divergence is largely related to the continued softness in the employment market which has negatively impacted a portion of our customer base and used car prices and recovery rates which continue to run below historical levels. Despite these results for the total portfolio, we are very pleased with the performance of our loans originated over the past two years which we believe validated our decision to tighten underwriting guidelines well ahead of the recession. As market conditions improve and new loan originations comprise a larger percentage of our portfolio, we expect to see these improvements in our operating results."

    First Investors is a specialized consumer finance company engaged in the purchase and retention of automobile finance receivables originated from franchised automobile dealers and directly through consumers from the sale of new and late-model used vehicles. The Company is headquartered in Houston, Texas and operates in 27 states.

    The statements contained in this release, which are not historical statements of fact, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve a number of risks and uncertainties. The actual results of future events could differ materially from those stated in any forward-looking statements herein.

                First Investors Financial Services Group, Inc.
Condensed Consolidated Statements of Operations and Selected Data (Unaudited)

                 Dollars in thousands, except per share data

                                                        For the
                                                  Three Months Ended
                                                       July 31,
                                               2003                 2002

    Interest Income                         $  8,070             $  8,511
    Interest Expense                           2,018                2,882
    Net Interest Income                        6,052                5,629
    Provision for Credit Losses                3,391                2,368
    Income after Provision for Credit
     Losses                                    2,661                3,261
    Late fee and Other Income                    690                  332
    Servicing Income                           1,259                  ---
    Unrealized Loss on Interest Rate
     Derivative Positions                        142                  (37)
    Total Operating Expenses                   4,415                3,228
    Income (Loss) before Provision for
     Income Taxes and Minority Interest          337                  328
    Provision for Income Taxes (Benefits)        126                   82
    Minority Interest                             (9)                 102
    Net Income (Loss)                       $    220             $    144

    Basic and Diluted
       Net Income (Loss) Per Common Share   $   0.04             $   0.03



    Other Operating Data

    Average Principal Balance of
     Receivables Held for Investment        $227,982             $212,177
    Total Managed Receivables                618,429              216,816
    Originations Volume                       28,106               23,525
    Effective Yield on Receivables
     Held for Investment                        14.2%                15.4%
    Average Cost of Debt                         3.5%                 5.4%
    Weighted Average Number of
     Shares Outstanding (in thousands)         5,071                5,340


                                             July 31,             July 31,
                                               2003                 2002
    Financial Position

    Cash and Short-Term Investments         $ 21,336             $ 24,681
    Receivables Held for Investment, Net     232,181              213,412
    Receivables Acquired for Investment,
     Net                                       2,182                6,827
    Assets Held for Sale                       1,320                1,311
    Total Assets                             274,181              263,989
    Total Debt                               240,839              228,132
    Minority Interest                            540                1,037
    Total Shareholders' Equity                26,853               25,681
    Shareholders' Equity per Common Share       5.36                 5.11


                                              As of or            As of or
                                           For the Three       For the Three
                                            Months Ended        Months Ended
                                              July 31,             July 31,
    Credit Quality Data                         2003                 2002

    Receivables Held for Investment:
        30 + days past due Number of Loans       4.4%                 3.7%
        $ Amount                                 3.4%                 3.7%
        Net Charge-offs as a % of average
         receivables                             5.9%                 4.5%
        Net Charge-offs for the period
         ending                             $  3,628             $  2,774



SOURCE  First Investors Financial Services Group, Inc.
    -0-                             09/10/2003
    /CONTACT: Bennie H. Duck of First Investors Financial Services Group, Inc., +1-713-977-2600/
    (FIFS)

CO:  First Investors Financial Services Group, Inc.
ST:  Texas
IN:  FIN AUT
SU:  ERN